EXHIBIT 99.1
Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports 9% Increase in Second

Quarter Net Income to $0.21 Per Share

BARRE, VERMONT, August 10, 2010 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that net income for the second quarter of 2010 increased 9% to $1,561,000, or $.21 per share, which included costs associated with the exploration of strategic options and shareholder lawsuit expenses of $493,000, or $0.07 per share.  For the second quarter of 2009, net income was $1,433,000, or $.19 per share.  Revenue for this year's second quarter increased 2% to $14,663,000 compared to $14,424,000 for the second quarter of 2009.

Divisional operating income increased 26% to $3,200,000 compared to $2,536,000 last year, and unallocated corporate overhead decreased to $669,000 from $692,000.

Manufacturing revenue for the second quarter of 2010 increased 7% to $8,025,000 compared to $7,512,000 for the second quarter of 2009, as sales of monuments and industrial products both increased.  Operating income in the manufacturing segment increased to $1,562,000 from $1,373,000 a year ago, reflecting the higher revenue and cost reduction steps initiated last year. "We remain confident regarding the performance of our manufacturing operations for 2010 as a whole," said Chief Executive Officer Donald Labonte.

Quarry revenue for the second quarter of 2010 decreased 4% to $6,638,000 compared to $6,912,000 for the second quarter of 2009, but operating income increased 41% to $1,638,000 compared to $1,163,000 last year, reflecting lower operating expenses and higher productivity due to the development and production improvements undertaken in the past year.  "Our quarry development programs have increased our ability to produce and deliver higher quantities of saleable granite.  Demand for our granites remains strong, so we are optimistic about quarry performance going forward," Labonte said.

Six Months Results

For the six months ended July 3, 2010, revenue increased 9% to $22,174,000 from $20,362,000 for the first six months of 2009. Gross profit increased 21%, SG&A was down slightly, and divisional income increased 97% compared to the first half of 2009.

The net loss for the first half of 2010 was $531,000, or $0.07 per share, which included costs associated with the exploration of strategic options and shareholder lawsuit expenses of $493,000, or $0.07 per share.  For the first six months of 2009, the net loss was $1,341,000, or $0.18 per share.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses including possible expenses we may incur in connection with responding to the recently disclosed acquisition proposal from Swenson Granite Company LLC and related matters; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net revenue:
Quarry	$ 6,638	$ 6,912	$ 10,260	$ 10,036
Manufacturing	8,025	7,512	11,914	10,326

Total net revenue	14,663	14,424	22,174	20,362

Gross profit:
Quarry	2,134	1,746	1,784	1,521
Manufacturing	2,668	2,431	3,113	2,534

Total gross profit	4,802	4,177	4,897	4,055

Selling, general and administrative expenses:
Quarry	496	583	1,089	1,130
Manufacturing	1,106	1,058	2,035	2,026

Total SG&A expenses	1,602	1,641	3,124	3,156

Divisional operating income:
Quarry	1,638	1,163	695	391
Manufacturing	1,562	1,373	1,078	508

Total divisional operating income	3,200	2,536	1,773	899

Unallocated corporate overhead	669	692	1,357	1,733
Strategic options and lawsuit expenses	493	--	493	--
Foreign exchange gain	--	--	(84)	--
Effect of pension curtailment	--	--	--	95
Other income, net	(52)	(55)	(145)	(144)

Income (loss) before interest and income taxes	2,090	1,899	152	(785)

Interest expense, net	279	331	573	537

Income (loss) before income taxes	1,811	1,568	(421)	(1,322)

Income tax expense	250	135	110	19

Net income (loss)	$ 1,561	$ 1,433	$ (531)	$ (1,341)

Net income (loss) per share - basic	$ 0.21	$ 0.19	$ (0.07)	$ (0.18)
Net income (loss) per share - diluted	$ 0.21	$ 0.19	$ (0.07)	$ (0.18)

Weighted average common shares outstanding - basic	7,416	7,416	7,416	7,416
Weighted average common shares outstanding -diluted	7,439	7,416	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts) (Unaudited)

	Jul. 3,	Dec. 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$ 2,200	$ 1,713
Trade receivables, net	8,539	7,241
Inventories	14,767	15,077
Other current assets	1,880	1,620
Assets held for sale	621	758

Total current assets	28,007	26,409

Property, plant and equipment, net	30,658	30,559
Identified intangible assets, net	407	582
Goodwill	387	387
Other long-term assets	530	515

Total assets	$ 59,989	$ 58,452

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	--	$ 214
Current installments of long-term debt	1,289	801
Current installments of retirement benefits	702	691
Trade payables	1,642	1,285
Accrued expenses	1,998	1,264
Customer deposits	1,176	774
Deferred tax liabilities	--	236

Total current liabilities	6,807	5,265

Long-term debt, excluding current installments	14,335	13,361
Salary continuation	5,243	5,386
Accrued pension cost	4,522	4,810
Deferred salary	1,504	1,504
Accrued post retirement benefits	1,637	1,622

Total liabilities	34,048	31,948

Stockholders' equity:
Preferred stock $0.01 par value. Authorized 2,500,000 shares; none issued	--	--
Common stock Class A, $0.01 par value, Authorized 30,000,000 shares;
4,812,342 issued and outstanding at July 3, 2010 and December 31, 2009	48	48
Common stock Class B, $0.01 par value. Authorized 15,000,000 shares;
2,603,721 issued and outstanding at July 3, 2010 and December 31, 2009	26	26
Additional paid-in capital	65,777	65,751
Accumulated deficit	(35,277)	(34,746)
Accumulated other comprehensive loss	(4,633)	(4,575)

Total stockholders' equity	25,941	26,504

Total liabilities and stockholders' equity	$ 59,989	$ 58,452